Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”), dated this 4th day of February, 2010 (the “Effective Date”), by and among Bradley M. Tirpak, Craig W. Thomas, Shareholder Advocates for Value Enhancement (the foregoing individuals and entities being collectively referred to as the “SAVE Group”), USA Technologies, Inc., a Pennsylvania corporation (the “Company”) and the other parties signatory hereto.

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to the shareholders of the Company definitive proxy materials for use in connection with the Company’s 2009 annual meeting of shareholders (the “Annual Meeting”) to be held, as postponed, on June 15, 2010, in which the Board of Directors of the Company (the “Board”) has nominated and proposed to elect candidates to serve on the Board for staggered terms (the “Company Proposal”);

WHEREAS, the SAVE Group has filed with the SEC and mailed to the shareholders of the Company definitive proxy materials for use in connection with the Annual Meeting to be held on December 15, 2009, in which the SAVE Group has proposed, among other things, to elect Bradley M. Tirpak, Peter A. Michel and Alan J. Gotcher to the Board as Class II Directors with each to serve as a director until the second annual meeting of shareholders following the Annual Meeting (the “SAVE Proposal”);

WHEREAS, the Company has solicited proxies from the shareholders of the Company to vote for the Company Proposal, and the SAVE Group has solicited proxies from the shareholders of the Company to vote for the SAVE Proposal (such solicitation of proxies by the Company and the SAVE Group to vote for their respective proposals submitted at the Annual Meeting is referred to herein as the “Proxy Contest”);

WHEREAS, the SAVE Group filed a Complaint against the Company, George R. Jensen, Jr., Stephen P. Herbert, Douglas M. Lurio, Steven Katz, William L. Van Alen, Jr., Joel Brooks, Steven D. Barnhart and Jack E. Price in the United States District Court for the Eastern District of Pennsylvania on December 14, 2009, which was amended on December 17, 2009 (the “SAVE Action”), seeking, inter alia, (a) a declaratory judgment that the Company’s action purporting to cancel the Annual Meeting on December 15, 2009 was null and void, (b) injunctive relief relating thereto, and (c) costs and expenses, including reasonable attorneys’ fees;

WHEREAS, on December 18, 2009, the Company filed a Counterclaim against the SAVE Group in the SAVE Action (the “Counterclaim”), which alleged, inter alia, that the SAVE Group had engaged in a materially false and misleading proxy solicitation; and

WHEREAS, the Company and the SAVE Group have determined that the interests of the Company and its shareholders would be best served at this time by, among other things, amicably resolving the Proxy Contest, the SAVE Action, the Counterclaim and the substantial expense and disruption that will continue to result therefrom, without any admission of liability by any party or by any officer or director of the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants hereinafter set forth, the parties, intending to be legally bound hereby, agree as follows:

Section 1.  Board Size; Board Appointment; Board Composition.

(a)  Effective as of the date hereof, pursuant to resolutions adopted by the Board as of the date hereof and attached hereto as Exhibit A (the “Settlement Resolutions”), the Company has adopted the amendments to the By-laws attached hereto as Exhibit B (the “By-law Amendments”), pursuant to which, among other things, the Board increased the size of the Board to nine (9) members.

(b)  The Company hereby agrees that the By-law Amendments shall not be repealed, amended or modified by the Board, including by taking any other action that would have the effect of repealing, amending or modifying a By-law Amendment, unless (i) at least 66% of the independent directors of the corporation then in office shall have approved such amendment, repeal or modification, and (ii) during the period of time up to and including the June 2012 annual meeting of shareholders that any SAVE Nominee (as defined below) is a member of the Board, at least one SAVE Nominee approves such repeal, amendment or modification.  For purposes of this paragraph, the term “independent directors” shall mean directors of the Company that are independent under the independence standards applicable to the Company under paragraph (a)(1) of Item 407 of Regulation S-K promulgated by the SEC, as such Item may be amended from time to time or any successor thereto.

(c)  The Company, pursuant to the Settlement Resolutions and effective as of the date hereof, has accepted the resignation of William L. Van Alen, Jr. from the Board.  A copy of the resignation letter of William L. Van Alen, Jr. is attached hereto as Exhibit C.

(d)  Effective as of the date hereof, the Board, pursuant to the Settlement Resolutions, has (i) appointed Bradley M. Tirpak and Peter A. Michel (the “SAVE Nominees”) to the Board, with Bradley M. Tirpak to serve as a Class II director of the Company and Peter A. Michel to serve as a Class I director of the Company, (ii) nominated each SAVE Nominee for election at the Annual Meeting to be held on June 15, 2010 (the “2010 Annual Meeting”) with Bradley M. Tirpak nominated as a Class II director with a term expiring at the Company’s second annual meeting of shareholders after the 2010 Annual Meeting and Peter A. Michel nominated as a Class I director with a term expiring at the Company’s first annual meeting of shareholders after the 2010 Annual Meeting and (iii) recommended that the shareholders of the Company vote to elect the Company’s nominees, which shall include the SAVE Nominees, as directors at the 2010 Annual Meeting.  In connection with the 2010 Annual Meeting, the Company’s nominees shall consist of three Class I directors, three Class II Directors and three Class III directors.

(e)  The composition of the Board shall consist of three (3) classes of directors, each with staggered terms, until December 31, 2011 (the “Declassification Date”).  Following the Declassification Date, pursuant to the By-law Amendments, the composition of the Board shall consist of one (1) class of directors and, upon election, all directors shall serve for one (1) year terms, as provided in Section 3.02(a) of the Company By-laws.

(f)  Only in the event that the Company (i) does not achieve positive EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) (as reported in the Company’s Consolidated Statement of Operations included in the Company’s Form 10-Q for the period ended December 31, 2010), exclusive of extraordinary items, for the quarter ended December 31, 2010, all calculated in accordance with generally accepted accounting principles, consistently applied, or (ii) does not attain 100,000 connections to the network by the quarter ended December 31, 2010 or (iii) fails to file with the SEC its Form 10-Q for the period ended December 31, 2010 (inclusive of the Company’s Consolidated Statement of Operations for such period) by February 21, 2011, the Company shall:  (A) appoint the Third Save Nominee (as defined below) as an additional director to the Board no later than March 1, 2011 (the “Third Appointment”); and (B) nominate the same Third Save Nominee (as defined below) to serve as a director, as part of the Company’s slate of directors at the annual meeting of shareholders to be held on June 13, 2011 (the “2011 Annual Meeting”) and recommend that shareholders of the Company vote to elect the Third Save Nominee at the 2011 Annual Meeting (and, in both cases, such individual shall thereafter be included in the definition of “SAVE Nominees”).  The “Third Save Nominee” means an individual designated by SAVE in writing to the Company on or before February 1, 2011 (the “Third Nominee Notice”).  Such Third Nominee Notice shall contain the name and address of such nominee along with all information required for director nominees under Items 401, 403 and 404 of Regulation S-K under the federal securities laws as well as a completed directors and officers questionnaire and SAVE agrees to thereafter provide such other information as may be reasonably requested by the Company.  Effective as of the Third Appointment, the Company and the Board shall cause one director who is not a SAVE Nominee to resign or be removed as a director on the Board, and the total number of directors shall remain at nine (9).  When appointed and elected to the Board, the Third SAVE Nominee shall be deemed to be a “SAVE Nominee” for the purposes of this Agreement and shall agree in writing to be bound by all of the provisions of this Agreement binding on or applying to SAVE Nominees, including but not limited to Sections 4(b) and 4(d) of this Agreement.

(g)  In the event that (i) any SAVE Nominee is unable to serve as a director, whether due to death or other disability, the SAVE Group shall have the right to appoint an individual as a replacement for such SAVE Nominee and (ii) any SAVE Nominees are up for election at an election of directors prior to the June 2012 annual meeting of shareholders, the Company hereby agrees to nominate such SAVE Nominee for election at such meeting and recommend that the shareholders of the Company vote “FOR” the SAVE Nominees.  The Company hereby agrees not to call a special meeting of shareholders to remove any SAVE Nominee prior to the June 2012 annual meeting of shareholders.

(h) In the event that the Company (or its subsidiaries) is currently party to any agreement providing indemnification and/or reimbursement of expenses to any director of the Company, the Company hereby agrees to provide to each SAVE Nominee such additional indemnification and reimbursement of expenses and shall, concurrently with the date hereof, offer to enter into a separate agreement with each SAVE Nominee providing such indemnification and reimbursement of expenses.  In the event that, after the date hereof, the Company agrees to provide to any director of the Company indemnification or advancement of  expenses arrangements that are more favorable to such director than what is at such time provided to any SAVE Nominee on the board of directors, the Company shall concurrently therewith offer such more favorable terms to such SAVE Nominee.  Each SAVE Nominee shall be entitled to the same type and amount of consideration, including reimbursement of expenses, for service on the Board as is provided for any other member of the Board, including for service on any Board committee.

Section 2.  Proxy Contest; Voting; Proxy Statement and Demand Withdrawal; Nominee Information.

(a)  The SAVE Group hereby withdraws the notice submitted to the Company on October 30, 2009 in which it nominated Bradley M. Tirpak, Peter A. Michel and Alan J. Gotcher as nominees for election at the Annual Meeting to be held on December 15, 2009, which withdrawal shall be irrevocable and effective as of the date hereof.  The SAVE Group shall cease, directly or indirectly, any and all efforts with respect to the Proxy Contest.

(b)  The SAVE Group shall promptly provide to the Company any information regarding any SAVE Nominee reasonably requested by the Company that is required for inclusion in any of the Company’s filings with the SEC.

Section 3.  By-law Amendments.  The Company has amended the By-laws of the Company by adopting, effective as of the date hereof, the By-law Amendments.

Section 4.  Additional Agreements.

(a)  Committee Participation.  The Board has, effective as of the date hereof, appointed Bradley M. Tirpak to the Board’s Nominating Committee and Peter A. Michel to the Board’s Audit Committee and Compensation Committee.  Up to and including the June 2012 annual meeting of shareholders, the Company and the Board hereby agree to maintain such committee appointments, including appointing at least one SAVE Nominee to any committee of the Board created after the date of this Agreement.

(b)  Standstill Agreement.  Each member of the SAVE Group and the SAVE Nominees will not, and will cause each of its Affiliates and Associates not to, do any of the following, directly or indirectly, without the prior written consent of the Board for a period commencing on the date hereof and ending upon the earliest to occur of (the “Standstill Termination Date”): (i) December 31, 2011, (ii) any amendment, modification or repeal of any of the By-law Amendments in violation of Section 1(b), (iii) any breach by the Company of Section 1 or Section 4(a) of this Agreement, or (iv) the failure, on or before thirty (30) calendar days prior to the deadline for providing notice as set forth in Section 3.02 of the Company’s By-laws (or a successor provision thereto), of the Company to confirm to the SAVE Group in writing that the SAVE Nominees up for election at any shareholder meeting to be held on or before December 31, 2011, will be nominated for election by the Company, and that the Company shall recommend that the shareholders of the Company vote to elect the Company’s slate, which shall include the SAVE Nominees:

(i)  collectively acquire or seek to acquire, in the aggregate, more than ten percent (10%) of the then outstanding Voting Securities of the Company;

(ii)  solicit proxies (or written consents), become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act or join in or participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) soliciting proxies (or written consents) in each case with respect to any Voting Securities of the Company in opposition to the recommendation or proposal of the Board with respect to (A) the election of directors to the Board, (B) any Section 14a-8 shareholder proposals to be voted on at an annual or special meeting of shareholders, (C) the amendment of any provision of the Company’s articles of incorporation or By-laws, or (D) a change in control of the Company, as defined as a “USA Transaction” in Section 3.C of the Amended and Restated Employment and Non-Competition Agreement between the Company and George R. Jensen, Jr., dated September 24, 2009 (a “Change in Control”);

(iii)  nominate persons for election to, or seek to remove any person from, the Board or propose any other business at any annual or special meeting of shareholders, or solicit written consents to take any action that would require that notice to the Company be provided pursuant to Section 3.02 of the Company’s By-laws;

(iv)  seek to initiate or join in, directly or indirectly, any merger, consolidation, recapitalization, liquidation or other business combination that would result in a Change in Control of the Company;

(v)  seek to become officers or the Chairman of the Board of the Company;

(vi)  commence, encourage or support any derivative action in the name of the Company or any class action against the Company with respect to any facts or events occurring or arising prior to the date hereof; or

(vii)  knowingly take any action to (A) advise, assist, encourage or finance any person in connection with any of the foregoing, (B) publicly suggest or announce a desire to engage in a transaction that would result in any of the foregoing, or (C) waive, modify or amend any provision of this Section 4(b).

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict any member of the SAVE Group or SAVE Nominee from: (A) exercising his rights and fiduciary duties as a director of the Company, (B) voting all of his Voting Securities of the Company in his discretion, (C) complying with any disclosure or other obligations under the rules and regulations of the SEC or other securities laws, or (D) to the extent the Company seeks to take any actions to amend, modify or repeal any of the By-law Amendments in violation of Section 1(b) or breach of Section 1 or Section 4(a) of this Agreement, taking any action, either as a director or a shareholder, otherwise prohibited by the foregoing with respect to such action.

(c)  Expenses.  Concurrently with the execution of this Agreement, pursuant to wire instructions provided to the Company prior to the date hereof along with copies of invoices and a certification that the rates charged represent standard rates without premium, the Company shall reimburse the SAVE Group and its service providers for their actual out-of-pocket expenses incurred in connection with, and related to, the Proxy Contest.  If any party to this Agreement brings an action or other legal proceeding with respect to this Agreement against another party to this Agreement, the party that is found to have been in violation of this Agreement shall be responsible for all fees and expenses (including attorneys’ fees, costs and expenses) incurred by the prevailing party.  Except as otherwise provided in this section, all attorneys’ fees, costs and expenses incurred by each of the parties hereto shall be borne by such party.

(d)  Each SAVE Nominee acknowledges that he has received a copy of, and, so long as such SAVE Nominee is a Board member, shall, as a Board member, be subject to, the Blackout Period and Notification Policy adopted May 10, 2007, the Code of Business Conduct and Ethics adopted April 11, 2006, and the Amendment to the Code of Business Conduct and Ethics adopted February 4, 2010, attached hereto as Exhibit D, as such policies may be amended from time to time.  The Company and the Board agree that each of the foregoing policies shall be enforced by the Company fairly and equally with respect to each Board member and officer to which such policy applies.  The Board hereby agrees that from the date of this Agreement until the June 2012 annual meeting of shareholders, it shall not amend or adopt any policy or procedure to which the Board members are subject, unless such amendment or new policy: (i) does not conflict with the terms of this Agreement, (ii) is reasonably determined by the Board in good faith to be in the best interest of the shareholders, (iii) applies equally to all similarly situated board members and (iv) is customary for publicly traded small cap companies.

Section 5.  SAVE Release.  Except for the obligations assumed by the Company and its Board pursuant to this Agreement, the SAVE Group, Alan J. Gotcher and Peter A. Michel, each for themselves and itself and for their respective family members, predecessors, heirs, personal representatives, successors and assigns, hereby fully, forever, irrevocably and unconditionally remise and release the Company and (a) any subsidiary, related and affiliated companies, (b) its predecessors, successors and assigns and (c) its current and past officers and directors, including but not limited to George R. Jensen, Jr., Stephen P. Herbert, Douglas M. Lurio, Steven Katz, William L. Van Alen, Jr., Joel Brooks, Steven D. Barnhart and Jack E. Price (the “Current Company Directors”), agents, including but not limited to MacKenzie Partners, Inc., and employees (the Company and the persons and entities included in subparagraphs (a) (b) and (c) are hereinafter referred to jointly and severally as the “Company Released Parties”) of and from any and all claims, complaints, causes of action, suits, damages, costs, attorneys’ fees, charges, liabilities and obligations of any kind, nature or description whatsoever, which any of them ever had, now have or hereafter can, shall or may have, against the Company Released Parties, whether now known or unknown, in law or in equity, in contract or in tort, pursuant to statute or otherwise, and whether asserted or unasserted and liquidated or unliquidated, arising out of, based upon or related to: (i) any and all claims, counts and causes of action contained in the Complaint and Amended Complaint filed in the SAVE Action; (ii) any and all filings made by the Company Released Parties with the SEC between October 1, 2009 and the present; (iii) any and all proxy solicitations or communications made by the Company Released Parties between October 1, 2009 and the present; (iv) any and all press releases, website releases, public statements or letters to shareholders made by the Company Released Parties between October 1, 2009 and the present; (v) the scheduling of the Company’s Annual Meeting of Shareholders on December 15, 2009; (vi) the postponement of the Company’s Annual Meeting of Shareholders from December 15, 2009 to June 15, 2010; (vii) the governance changes enacted by the Company Released Parties effective October 19, 2009; and (viii) any other action taken or not taken by the Company Released Parties occurring from the beginning of time to the present.

Section 6.  Company Release.  Except for the obligations assumed by the SAVE Group pursuant to this Agreement, (i) the Company, for itself and for (a) its subsidiaries, related and affiliated companies, as applicable, (b) its predecessors, successors and assigns and (c) its current and past officers and directors, including but not limited to the Current Company Directors, agents, including but not limited to MacKenzie Partners, Inc., and employees, and (ii) the Current Company Directors, each for himself and his respective family members, predecessors, heirs, personal representatives, successors and assigns, in each case hereby fully, forever, irrevocably and unconditionally remise and release the SAVE Group, Alan J. Gotcher and Peter A. Michel  and their respective family members, predecessors, heirs, agents, personal representatives, successors and assigns (collectively referred to hereinafter jointly and severally as the “SAVE Released Parties”) of and from any and all claims, complaints, causes of action, suits, damages, costs, attorneys’ fees, charges, liabilities and obligations of any kind, nature or description whatsoever, which any of them ever had, now have or hereafter can, shall or may have, against the SAVE Released Parties, whether now known or unknown, in law or in equity, in contract or in tort, pursuant to statute or otherwise, and whether asserted or unasserted and liquidated or unliquidated, arising out of, based upon or related to: (i) any and all claims, counts and causes of action contained in the Counterclaim; (ii) any and all filings made by the SAVE Released Parties with the SEC between October 1, 2009 and the present; (iii) any and all proxy solicitations or communications made by the SAVE Released Parties between October 1, 2009 and the present; (iv) any and all press releases, website releases, public statements or letters to shareholders made by the SAVE Released Parties between October 1, 2009 and the present; (v) the scheduling of the Company’s Annual Meeting of Shareholders on December 15, 2009; (vi) the postponement of the Company’s Annual Meeting of Shareholders from December 15, 2009 to June 15, 2010; (vii) the governance changes enacted by the Company Released Parties effective October 19, 2009; and (viii) any other action taken or not taken by the SAVE Released Parties occurring from the beginning of time to the present.

Section 7.  Dismissal of the SAVE Action.  Concurrently with the execution and delivery of this Agreement, the claims, counts and causes of action contained in the Amended Complaint and Counterclaim filed in the SAVE Action shall be dismissed by each of the SAVE Group, on the one hand, and the Company and the Current Company Directors, on the other hand, with prejudice.

Section 8.  Representations, Warranties and Covenants.

(a)  The members of the SAVE Group represent, warrant and covenant, each as to himself, as follows:

(i)  Each member of the SAVE Group has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(ii)  This Agreement has been duly and validly authorized, executed and delivered by each member of the SAVE Group, constitutes a valid and binding obligation and agreement of each such member and is enforceable against each such member in accordance with its terms.

(iii)  Each member of the SAVE Group’s execution of this Agreement and the performance by each member of the SAVE Group’s obligations hereunder does not and will not violate any law, any order of any court or other agency of government.

(iv)  The information provided by the SAVE Group to the Company in writing with respect to the SAVE Nominees for inclusion in any filings by the Company with the SEC (A) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (B) shall not contain any statement which, at the time and in light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, and (C) shall not omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier filing with the SEC.

(b)  The Company hereby represents, warrants and covenants as follows:

(i)  The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(ii)  This Agreement has been duly and validly authorized, executed and delivered by the Company, does not require the approval of the shareholders of the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

(iii)  The Company’s execution of this Agreement and the performance by the Company of its obligations hereunder does not and will not violate any law, any order of any court  or other agency of government, the articles of incorporation or by-laws of the Company, as amended, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

Section 9.  Specific Performance.  Each of the members of the SAVE Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages.  It is accordingly agreed that the members of the SAVE Group, on the one hand, and the Company, on the other hand, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy.  In the event any party brings an action to enforce any of the terms of this Agreement, such action shall only be brought in the United States District Court for the Eastern District of Pennsylvania.

Section 10.  Press Release and Other Public Disclosures.  Immediately following the execution and delivery of this Agreement, the Company and Shareholder Advocates for Value Enhancement shall issue a joint press release, in such form as approved by the Company and the SAVE Group (the “Press Release”) and the Company shall file a Current Report on Form 8-K with the SEC disclosing and attaching as exhibits this Agreement and the Press Release (the “Form 8-K”), each in the form attached hereto as Exhibit E.  None of the parties hereto will make any public statements or issue any press release (including in any filings with the SEC or any other regulatory or governmental agency, including any stock exchange) concerning or relating to this Agreement, the Proxy Contest, the SAVE Action or the Counterclaim thereto other than the statements in the Press Release and the Form 8-K without (a) in the case of the Company or any Current Company Director, the prior written approval of a member of the SAVE Group, and (b) in the case of the SAVE Group, the prior written approval of the Company.  Following the execution of this Agreement and continuing through and ending on the Standstill Termination Date, no member of the SAVE Group and no SAVE Nominee will make any public statement or issue any press release, as a member of or on behalf of Shareholder Advocates for Value Enhancement, concerning or relating to any action or decision taken or made or not taken or made by the Company or the Board.

Section 11.  No Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 12.  Successors and Assigns.  All the terms and provisions of this Agreement shall inure to the benefit of, and shall be enforceable by and binding upon, the heirs, personal representatives, successors and assigns of each of the parties hereto.  No party may assign either this Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the other parties.

Section 13.  Entire Agreement; Amendments; Interpretation and Construction.  This Agreement, including the Exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof.  There are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this Agreement.  This Agreement may be amended only by a written instrument duly executed by the Company and the SAVE Group or their respective heirs, personal representatives, successors or assigns.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of such counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 14.  Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 15.  Notices.  All notices, demands and other communications to be given or delivered under, or by reason of, the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) upon sending (on the date sent if a business day, or if not sent on a business day, the first business day thereafter) if sent by facsimile, with electronic confirmation thereof, provided, however, that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing and facsimile addresses set forth below, (c) one (1) day after being sent by a nationally recognized overnight carrier to the addresses set forth below or (d) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):

If to the Company:

USA Technologies, Inc.
Suite 140
100 Deerfield Lane
Malvern, PA 19355
Attn:	George R. Jensen, Jr.
Chairman and Chief Executive Officer
Facsimile:	610-989-0704

with a copy to:

Ballard Spahr LLP
1735 Market Street
51st Floor
Philadelphia, PA 19103
Attn:	Justin P. Klein, Esquire
Facsimile:	215-864-9166

If to the SAVE Group (or any member thereof):

Shareholder Advocates for Value Enhancement
c/o Bradley M. Tirpak
50 Orchard Street
New York, New York 10002
Attn:	Bradley M. Tirpak
Facsimile:	+44 207 479 7710

with a copy to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036-6797
Attn:	Derek M. Winokur, Esquire
Facsimile:	212-698-3599

in each case, or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth in this section.

Section 16.  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without reference to the conflict of laws principles thereof.

Section 17.  Counterparts.  This Agreement may be executed in counterparts and by facsimile or e-mail in portable documents format (.pdf), each of which shall be an original, but all of which together shall constitute one and the same Agreement.

Section 18.  Severability.  If any provision or clause of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, such provision or clause shall be deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, such provision shall be stricken, and the remaining provisions hereof will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the transactions contemplated hereby are not affected in any manner materially adverse to any party.

Section 19.  No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other person.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

USA TECHNOLOGIES, INC.

By:	/s/ George R. Jensen, Jr.
Name:	George R. Jensen, Jr.
Title:	Chairman and Chief Executive Officer

By:	/s/ Stephen P. Herbert
Name:	Stephen P. Herbert
Title:	Director

By:	/s/ Douglas M. Lurio
Name:	Douglas M. Lurio
Title:	Director

By:	/s/ Steven Katz
Name:	Steven Katz
Title:	Director

By:	/s/ Joel Brooks
Name:	Joel Brooks
Title:	Director

By:	/s/ Steven D. Barnhart
Name:	Steven D. Barnhart
Title:	Director

By:	/s/ Jack E. Price
Name:	Jack E. Price
Title:	Director

By:	/s/ Alexandra VA Frazier POA William L. Van Alen, Jr.
Name:	William L. Van Alen, Jr.
Title:	Director

SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT

By:	/s/ Bradley M. Tirpak
Name:	Bradley M. Tirpak
Title:	Committee Member

By:	/s/ Craig W. Thomas
Name:	Craig W. Thomas
Title:	Committee Member

/s/ Bradley M. Tirpak
Name: Bradley M. Tirpak, individually

/s/ Craig W. Thomas
Name: Craig W. Thomas, individually

/s/ Peter A. Michel
Name: Peter A. Michel

/s/ Alan J. Gotcher
Name: Alan J. Gotcher

Exhibit A
Settlement Resolutions

Resolutions to be Adopted at a Meeting of the Board of Directors
of USA Technologies, Inc. (the “Company”)

WHEREAS, the Board of Directors believes it is in the best interests of the Company to enter into that certain Settlement Agreement, together with all related schedules and releases, as of the date hereof and attached hereto as Annex A (the “Settlement Agreement”), and to take the steps set forth in the Settlement Agreement.

NOW, THEREFORE, in connection with the foregoing, the Board of Directors hereby adopts the following resolutions:

APPROVAL OF SETTLEMENT AGREEMENT

RESOLVED, that the Company be, and it hereby is, authorized and empowered to enter into, execute, deliver and perform its obligations under the Settlement Agreement, that the Settlement Agreement is hereby approved substantially in the form presented to the Board, that any one or more of the officers of the Company, including without limitation, the President, any Vice President, the Secretary or the Assistant Secretary of the Company, be, and each of them hereby is, authorized and empowered, in the name of and on behalf of the Company, to enter into, execute and deliver the Settlement Agreement, such approval to be conclusively evidenced by his or their execution and delivery thereof and that the Settlement Agreement shall be the valid obligation of and binding upon the Company in the form and content in which it is so executed.

APPOINTMENT OF SAVE NOMINEES

RESOLVED, that Bradley M. Tirpak and Peter A. Michel (the “SAVE Nominees”) are hereby appointed as Directors of the Company with Bradley M. Tirpak being appointed as a director of the second class and Peter A. Michel being appointed as a director of the first class, as described in Section 4.03(b) of the Company’s By-laws, and until their successors shall have been duly elected and qualified, or until their earlier resignation or removal, and shall be considered “Continuing Directors” as such term is defined in that certain Amended and Restated Employment and Non-Competition Agreement between the Company and George Jensen, Jr., dated as of September 24, 2009; and further

RESOLVED, that the SAVE Nominees shall be included in the Company’s slate of nominees in all proxy materials delivered to shareholders in connection with the Company’s 2010 Annual Meeting to be held on June 15, 2010, and that the Board hereby unanimously recommends that the shareholders vote “FOR” the SAVE nominees.

NEW COMMITTEE APPOINTMENTS

RESOLVED, that Peter A. Michel has been appointed to the Audit Committee, Peter A. Michel has been appointed to the Compensation Committee and Bradley M. Tirpak has been appointed to the Nominating Committee.

AMENDMENT TO BY-LAWS

RESOLVED, that it is advisable and in the best interests of the Company to adopt, and the Company hereby does adopt, the amendments to the By-laws as set forth in Annex B attached hereto.

AMENDMENT TO CODE OF BUSINESS CONDUCT AND ETHICS

RESOLVED, that it is advisable and in the best interests of the Company to adopt, and the Company hereby does adopt, the amendments to the Code of Business Conduct and Ethics as set forth in Annex C attached hereto.

GENERAL AUTHORIZATION

RESOLVED, that the directors and officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name of and on behalf of the Company, to do and perform, or cause to be done and performed, all such acts, deeds and things to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates as each such officer or officers may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions.

RESOLVED, that all actions previously taken by any director, officer, employee or agent of the Company in connection with or related to the matters set forth in or reasonably contemplated or implied by the foregoing resolutions be, and each of them hereby is, adopted, ratified, confirmed and approved in all respects as the acts and deeds of the Company.

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Exhibit B
By-law Amendments

Amendments to Company By-laws

1.	Section 4.03(a) of the By-laws is hereby deleted in it entirety and the following new Section 4.03(a) substituted in its place:

“(a) Number. The board of directors shall consist of nine members.”

2.	Paragraph (b) of Section 4.03 of the By-laws is hereby deleted in its entirety and the following new paragraph shall be substituted in its place:

“(b) Term of Office.

(i)           Until December 31, 2011 the directors shall be classified, with respect to the time for which they severally hold office, into three classes. The initial term of office of the directors shall be as follows: the term of directors of the first class shall expire at the first annual meeting of shareholders following the initial annual meeting at which such class was elected; the term of directors of the second class shall expire at the second annual meeting of shareholders following the initial annual meeting at which such class was elected; and the term of directors of the third class shall expire at the third annual meeting of shareholders following the initial annual meeting at which such class was elected.  Except as provided in the last sentence of this Section 4.03(b)(i), at each annual meeting of shareholders following the annual meeting of shareholders on June 15, 2010, the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the third annual meeting of shareholders following the annual meeting at which such class of directors was elected. Each director (of any class or whenever elected) shall hold office until his or her successor has been selected and qualified, or until his or her earlier death, resignation or removal.  The term of office of any director whose term would otherwise extend beyond the annual meeting to be held on or about June 15, 2012, shall expire at such annual meeting on or about June 15, 2012 without any further action required by the Company.

(ii)          Beginning on January 1, 2012 and thereafter, the term of office of each director shall be one year. Each director shall hold office until the expiration of the term for which he or she was selected and until a successor has been selected and qualified or until his or her earlier death, resignation or removal.  Any director who was elected to a term of office whose term would otherwise extend beyond the annual meeting to be held on or about June 15, 2012, shall expire at such annual meeting on or about June 15, 2012 without any further action required by the Company.  A decrease in the number of directors shall not have the effect of shortening the term of any incumbent director.”

3.	Section 3.02(a) of the By-laws is hereby deleted in its entirety and the following new Section 3.02(a) substituted in its place:

“(a) The board of directors shall fix and designate the annual meeting of the shareholders to be held on or about June 15 in each calendar year, on a date no earlier than June 8 and no later than June 30, at 10 o’clock A.M.; provided, however, the 2011 annual meeting of the shareholders shall be held on June 13, 2011. At said annual meeting, the shareholders then entitled to vote shall elect directors:  (a) at the annual meetings of shareholders on June 15, 2010 and on June 13, 2011, for the three classes of directors with each class having a staggered term and shall transact such other business as may properly be brought before the meeting; and (b) at the annual meetings of shareholders commencing on or about June 15, 2012, and continuing thereafter, for one year terms and shall transact such other business as may properly be brought before the meeting.  If the annual meeting shall not have been called and held within thirty days of the required time, any shareholder or director may call the annual meeting at any time thereafter.”

4.	The following new language is hereby added after the first sentence of Section 3.03(a) of the By-laws:

“Special meetings of the shareholders may also be called by the holders of at least 20% of the combined voting power of the then outstanding shares entitled to vote at the particular meeting; provided, however, that a special meeting may not be called by any shareholder or shareholders for the purpose of electing or removing any director or directors of the corporation.  Upon request in writing sent by registered mail to the chairman of the board of directors or chief executive officer of the corporation by any shareholder or shareholders entitled to call a special meeting of the shareholders pursuant to this Section 3.03(a), the board of directors shall determine a place and time for such meeting, which time shall not be less than ninety (90) nor more than one hundred and twenty (120) days after the receipt of such request, and a record date for the determination of shareholders entitled to vote at such meeting in the manner set forth in Section 3.12 hereof.  Following such receipt, it shall be the duty of the secretary of the corporation to cause notice to be given to the shareholders entitled to vote at such meeting, in the manner set forth in Section 2.03 hereof, that a meeting will be held at the time and place so determined.”

5.	The following new paragraph is hereby added after the existing paragraph of Section 8.08 of the By-laws:

“Notwithstanding subsection (ii) of the first sentence of the foregoing paragraph of this Section 8.08, the board of directors shall not take any action to amend, repeal or modify the following provisions of these By-laws, or make any other amendments to the By-laws that would have the effect of amending, repealing or modifying such provisions, unless (i) at least 66% of the independent directors of the Company then in office shall have approved such amendment, repeal or modification, and (ii) during the period of time up to and including the June 2012 annual meeting of shareholders that any SAVE Nominee (as defined below) is a member of the Board, at least one SAVE Nominee approved such repeal, amendment or modification: Section 3.02(a); Section 4.03(a); Section 4.03(b); the second, third and fourth sentences of Section 3.03(a); and this sentence of Section 8.08.  For purposes of this paragraph, the term “independent directors” shall mean directors of the corporation that are independent under the independence standards applicable to the corporation under paragraph (a)(1) of Item 407 of Regulation S-K promulgated by the Securities and Exchange Commission as such Item may be amended from time to time or any successor thereto.  “SAVE Nominee” shall mean any member of the board of directors of the Company who was originally appointed or selected for nomination by the Shareholder Advocates for Value Enhancement pursuant to that certain Settlement Agreement, dated February 4, 2010, by and among the Company and the other parties thereto.”

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Exhibit C
Resignation Letter

[Letterhead of William Van Alen, Jr.]

USA Technologies, Inc.
Suite 140
100 Deerfield Lane
Malvern, PA 19355

February 4, 2010

To the Corporate Secretary of USA Technologies, Inc.:

I hereby resign from the Board of Directors of USA Technologies, Inc. and all committees thereof effective immediately.

Sincerely,

William Van Alen, Jr.

Exhibit D

USA TECHNOLOGIES, INC.
AMENDMENT TO CODE OF BUSINESS CONDUCT AND ETHICS

This Amendment to Code of Conduct And Ethics (this “Amendment”) applies to all non-employee members of USA Technologies, Inc.’s (“USAT”) Board of Directors, referred to hereinafter as “you” or as “Outside Directors”. This Amendment shall supplement Section 10 Confidentiality of USAT’s Code of Business Conduct and Ethics that was adopted by the Board of Directors of USAT on April 11, 2006 (the “Code”). As supplemented by the policy set forth in this Amendment, all of the provisions of the Code shall remain in full force and effect.

With the exception of information that is publicly available, information concerning USAT or its business (including, but not limited to, the information described in the next paragraph) that is entrusted to or obtained by a Director by reason of his or her position as a Director of USAT should be considered and constitute confidential information.

Confidential information includes, among other things, the following items that have not been made publicly available by USAT:

•   non-public information concerning USAT’s business plans, strategies and practices
•   non-public information about USAT’s transactions, products and services
•   non-public financial information and analyses
•   non-public information about competitors, financial institutions, business partners, customers (including customer lists), clients, employees and USAT’s dealings with them
•   non-public pricing, quoting and investment information, policies, procedures, practices and plans
•   non-public performance measures for products or processes and the methods used to derive those measures
•   non-public information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and Directors

Outside Directors shall not contact or communicate with the Company’s customers, suppliers or business partners without prior written Board approval.

Effective Date: February 4, 2010

Exhibit E
Joint Press Release
and Form 8-K

News Release
For Immediate Release

USA Technologies Contact:	Investor Relations Contact:
George Jensen, Chairman & CEO	Marlon Nurse, Vice President
Stephen P. Herbert, President & COO	Porter, LeVay & Rose, Inc.
e-mail: sherbert@usatech.com	Phone: (212) 564-4700
Phone: (800) 633-0340

SAVE Contact:
Bradley Tirpak, Committee Member
e-mail: brad@Tirpak.com
Phone: 917-482-8229

USA TECHNOLOGIES AND SAVE ANNOUNCE
SETTLEMENT OF PROXY CONTEST

MALVERN, PA and NEW YORK, NY, February 5, 2010 - USA Technologies, Inc. (NASDAQ:USAT), a leading supplier of networked devices and wireless non-cash transactions, associated financial/network services and energy management, and Shareholder Advocates for Value Enhancement (“SAVE”) announced today that they have reached an agreement to settle the proxy contest related to the Company’s 2010 annual meeting of shareholders originally scheduled for December 15, 2009 and postponed until June 15, 2010.

Under the terms of the settlement agreement, the Board has been increased from eight to nine members, and Bradley M. Tirpak and Peter A. Michel, as nominees of SAVE, have been appointed to serve as directors. In addition, SAVE has the right to appoint a third director to the Board if the Company does not achieve positive earnings before interest, taxes, depreciation and amortization in the quarter ending December 31, 2010 and have at least 100,000 connections to its network as of December 31, 2010. Immediately prior to the signing of the settlement agreement, William L. Van Alen, Jr., resigned as a director. Mr. Van Alen had served as a director of the Company since 1993.

In connection with the settlement agreement, the Board has approved several corporate governance changes, including declassifying the Board of Directors effective January 1, 2012 and allowing shareholders to call special shareholder meetings in certain circumstances.

George Jensen, Chairman and CEO of USA Technologies said, “Reaching this agreement, we believe, serves the best interests of the Company, its customers and its shareholders. We look forward to working productively with the new members of the Board as we work to achieve our strategic plan.”

Mr. Jensen added, “I would like to personally thank Bill Van Alen for his dedicated service to the Company as a member of our Board of Directors since 1993. Bill has been a valuable resource to our Board and the Company and we are grateful for his significant contributions to the Company.”

Bradley Tirpak, a member of SAVE, said “With this settlement, we believe the Company has taken a significant step forward in improving its corporate governance.  Peter and I believe in the Company and its products and look forward to working constructively with the Board and management to enhance shareholder value.”

As part of the settlement agreement, SAVE has withdrawn its director nominees for consideration at the 2010 annual meeting of shareholders and the pending litigation between the Company and SAVE has been dismissed. In addition, SAVE has agreed to a broad standstill extending through December 31, 2011.

As part of the settlement agreement, the Company reimbursed SAVE for actual out-of-pocket expenses incurred in connection with the proxy contest. The Company will file the full text of the settlement agreement today with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K.

About USA Technologies
USA Technologies (www.usatech.com) is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management.  USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. The Company has agreements with AT&T, Visa, MasterCard, Compass and others.

About SAVE
Shareholder Advocates for Value Enhancement (SAVE) is an independent group of investors in the Company whose members, Bradley M. Tirpak and Craig W. Thomas, are committed to enhancing long-term value for the Company’s shareholders.

Forward-looking Statements
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the financial position, business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including but not limited to, the ability of the Company to retain key customers from whom a significant portion of its revenues is derived; the ability of the Company to compete with its competitors to obtain market share; the ability of the Company to estimate, anticipate, or control its cash and non-cash expenses, costs, or charges; or the ability of the Company to obtain widespread and continued commercial acceptance of it products or services. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this letter. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 4, 2010

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23-2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

On February 4, 2010, USA Technologies, Inc. (the “Company”), and Shareholder Advocates For Value Enhancement, Bradley M. Tirpak, and Craig W. Thomas (jointly and severally, the “SAVE Group”), and each of the directors of the Company, entered into a Settlement Agreement (the “Settlement Agreement”) to settle the proxy contest pertaining to the election of directors to the Company’s Board of Directors (the “Board”) at the Company’s annual meeting of shareholders originally scheduled for December 15, 2009 and to be held, as postponed, on June 15, 2010 (the “2010 Annual Meeting”).

Pursuant to the Settlement Agreement, among other things:

-              The size of the Board was increased from 8 to 9 members creating a vacancy on the Board.

-              The Company accepted the resignation of William L. Van Alen, Jr., as a director effective February 4, 2010, resulting in another vacancy on the Board.

-              Peter A. Michel and Bradley M. Tirpak, nominees of the SAVE Group, were appointed by the Board to fill the two vacancies. The Board also appointed Mr. Tirpak to serve on the Nominating Committee and appointed Mr. Michel to serve on the Audit Committee and the Compensation Committee.

-              If the Company does not (i) achieve positive earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the quarter ending December 31, 2010 and (ii) have at least 100,000 connections to its network as of December 31, 2010, the SAVE Group shall have the right to name a third nominee to serve on the Board, and the Company shall cause one director who is not a SAVE Group nominee to resign or be removed as a director, and the number of directors shall remain at nine.

-              The Company amended certain provisions of its By-Laws, as further set forth under item 5.03 below.  The Company agreed that such By-law amendments shall not be repealed, amended or modified by the Board unless (i) at least 66% of the independent directors of the corporation then in office shall have approved such amendment, repeal or modification, and (ii) during the period of time up to and including the June 2012 annual meeting of shareholders that any SAVE Nominee is a member of the Board, at least one SAVE Nominee approves such repeal, amendment or modification.

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-              At the 2010 Annual Meeting to be held on June 15, 2010, the Company will nominate three classes of directors consisting of three Class I directors, three Class II directors, and three Class III directors. Mr. Michel shall be nominated as a Class I director and Mr. Tirpak shall be nominated as a Class II director. The initial term of the Class I directors shall be one year, the initial term of the Class II directors shall be two years, and the initial term of the Class III directors shall be three years.

-              At the 2011 annual meeting of shareholders, only the three Class I directors shall be elected.

-              At the 2012 annual meeting of shareholders, all of the directors of the Company shall stand for election as one class (notwithstanding the initial term of the Class III directors or the Class I directors elected at the 2011 annual meeting), the composition of the board shall consist of only one class of directors and upon election, all directors shall serve for one year terms.

-              The SAVE Group has irrevocably withdrawn the notice to the Company of the intention to nominate three individuals at the 2010 Annual Meeting, and has agreed to immediately cease all efforts related to their proxy solicitation with respect to the 2010 Annual Meeting.

-              Through December 31, 2011 (or an earlier date upon the occurrence of certain events), each member of the SAVE Group and the SAVE Group nominees to the Board will not, directly or indirectly, take certain actions, including any of the following without the consent of the Board: (i) collectively acquire or seek to acquire, in the aggregate, more than ten percent (10%) of the then outstanding voting securities of the Company; (ii) solicit proxies, become a participant in a solicitation, or join in or participate in any group soliciting proxies in each case with respect to any voting securities of the Company in opposition to the recommendation or proposal of the Board with respect to the election of directors, any shareholder proposals to be voted on at an annual or special meeting of shareholders, the amendment of any provision of the Company’s articles of incorporation or By-laws, or a change in control of the Company; (iii) nominate persons for election to, or seek to remove any person from, the Board or propose any other business at any annual or special meeting of shareholders; (iv) seek to initiate or join in, directly or indirectly, any merger, consolidation, recapitalization, liquidation or other business combination that would result in a change in control of the Company; or (v) seek to become officers or the Chairman of the Board of the Company; provided, however, that the Settlement Agreement shall not prevent any member of the SAVE Group or any SAVE Group nominees from, among other things, exercising his rights and fiduciary duties as a director or voting any Company shares owned by him in his discretion.

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-              The Company and the SAVE Group agreed to a mutual release of claims, including those arising in respect of, or in connection with, the proxy contest relating to the 2010 Annual Meeting.

-              The Company and the SAVE Group voluntarily dismissed with prejudice the litigation pending in the United States District Court for the Eastern District of Pennsylvania entitled Bradley M. Tirpak and Craig W. Thomas d/b/a Shareholder Advocates For Value Enhancement vs. USA Technologies, Inc., et al., Civil Action No. 09-5920.

-              The Company reimbursed the SAVE Group for actual out-of-pocket expenses in the aggregate amount of $1,160,441 incurred in connection with the proxy contest of which $450,000 will be contributed by the Company’s insurance carrier.

A copy of the Settlement Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.1. The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement, which is incorporated herein by reference. On February 5, 2010, the Company and SAVE issued a joint press release announcing the signing of the Settlement Agreement. A copy of the press release is filed with this Form 8—K and attached hereto as Exhibit 99.1.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) William L. Van Alen, Jr., resigned as a director of the Company effective February 4, 2010. Mr. Van Alen had served on the Board since 1993, and had been a member of the Audit Committee and Compensation Committee of the Board of Directors.

(d) On February 4, 2010, pursuant to the Settlement Agreement, the Board appointed Bradley M. Tirpak and Peter A. Michel as directors of the Company. Mr. Tirpak was appointed to serve on the Nominating Committee and Mr. Michel was appointed to serve on the Audit Committee and Compensation Committee.

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Messrs. Tirpak and Michel will, for their service on the Board and committees of the Board, receive the same compensation payable by the Company to its other non-employee directors for their service on the Board and committees and will be provided with the same indemnification/reimbursement of expenses made available by the Company to its other non-employee directors.

Pursuant to the Settlement Agreement, the Board has agreed to nominate Mr. Michel as a Class I director and Mr. Tirpak as a Class II director for election at the 2010 Annual Meeting, and recommend that the shareholders vote to elect them. As described in the Settlement Agreement and in Item 1.01 above, the SAVE Group and Mr. Michel have also agreed to certain other arrangements, including the standstill provisions described in Section 1.01.

As described in the Settlement Agreement and in Item 1.01 above, the Company reimbursed the SAVE Group for their actual out-of-pocket expenses incurred in connection with the proxy contest, a portion of which will be contributed by the Company’s insurance carrier.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a) On February 4, 2010, the Board approved various amendments to the Company’s Bylaws which became effective immediately. These amendments include the following:

-              increasing the number of individuals serving on the Board from eight to nine.

-              providing that the Board shall consist of one class of directors after December 31, 2011, and that the term of office of any director whose term would otherwise extend beyond the 2012 annual meeting of shareholders of the Company shall expire at such annual meeting.

-              providing that the 2010 Annual Meeting shall be held on June 15, 2010, the 2011 annual meeting shall be held on June 13, 2011, and thereafter each annual meeting shall be held on a date to be set by the Board which shall be no earlier than June 8 and no later than June 30 of each calendar year. The annual meeting shall be held to elect directors and to transact such other business as may be properly brought before the annual meeting.

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-              providing that in addition to the Chairman, Chief Executive Officer, and Board of Directors, special shareholder meetings may also be called by the holders of at least 20% of the combined voting power of the then outstanding shares entitled to vote at such meeting; provided, that a special shareholder’s meeting may not be called by any shareholder or shareholders for the purpose of electing or removing any director or directors of the Company.

-              providing that the Bylaw amendments adopted by the Board as part of the Settlement Agreement may not be amended, repealed or modified by the board of directors unless at least 66% of the independent directors shall have approved such amendment, repeal or modification and, through the date of the 2012 annual meeting of shareholders, if a SAVE Group nominee is then serving on the Board, unless at least one SAVE Group nominee shall also have approved such amendment, repeal or modification.

The foregoing summary is qualified in its entirety by reference to the full amendments to the Bylaws which are attached as Exhibit 3(ii) to this Form 8-K and are incorporated herein by reference.

Item 5.05. Amendments to the Registrant’s Code of Ethics or Waiver of a Provision of the Code of Ethics

On February 4, 2010, the Company approved an amendment (the “Amendment”) to its Code of Business Conduct and Ethics which had been adopted on April 11, 2006 (the “Code”). The Amendment clarifies and amends the definition of confidential information set forth in the Code. The Amendment also states that non-employee directors of the Company are prohibited from contacting or communicating with the Company’s customers, suppliers or business partners without prior written approval of the Board of Directors of the Company. The foregoing summary is qualified by reference to the Amendment which is attached as Exhibit “D” to the Settlement Agreement which is attached as Exhibit 10.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits

Exhibit 3(ii)	Amendments to Bylaws effective February 4, 2010

Exhibit 10.1	Settlement Agreement dated February 4, 2010 by and among USA Technologies, Inc., Shareholder Advocates For Value Enhancement, Bradley M. Tirpak, Craig W. Thomas, and certain other parties

Exhibit 99.1	Press Release dated February 5, 2010

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SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: February 5, 2010	By:	/s/ George R. Jensen, Jr.
George R. Jensen, Jr.,
Chief Executive Officer

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Index to Exhibits

Exhibit No.	Description of Exhibit

3(ii)	Amendments to Bylaws effective February 4, 2010

10.1	Settlement Agreement dated February 4, 2010 by and among USA Technologies, Inc., Shareholder Advocates For Value Enhancement, Bradley M. Tirpak, Craig W. Thomas, and certain other parties

99.1	Press Release dated February 5, 2010

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